EXHIBIT (c)(1)


                       AGREEMENT AND PLAN OF MERGER,

                         Dated as of July 9, 1999,

                                   among

                                  Vivendi,

                        Aqua Acquisition Corporation

                                    and

                             Aqua Alliance Inc.



     AGREEMENT AND PLAN OF MERGER, dated as of July 9, 1999 (this "AGREEMENT"), among Vivendi, a societe anonyme organized and existing under the laws of the Republic of France ("PARENT"), Aqua Alliance Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("PURCHASER"), and Aqua Alliance Inc., a Delaware corporation (the "COMPANY").

          WHEREAS, Parent beneficially owns an aggregate of 153,609,975 shares (the "PURCHASER SHARES") of Class A Common Stock, par value $.001 per share ("SHARES"), of the Company, constituting approximately 83% of the total outstanding Shares, and has proposed to the special committee of the Board of Directors of the Company (the "SPECIAL COMMITTEE"), that Purchaser acquire the remaining Shares;

          WHEREAS, Parent has also proposed to the Special Committee that Purchaser acquire all outstanding Warrants issued pursuant to the Company Rights Agreement dated January 26, 1998 ("WARRANTS");

          WHEREAS, immediately prior to the Effective Time (as defined below) Parent will cause the contribution of the Purchaser Shares to Purchaser (including Shares acquired through the exercise of all Warrants then owned directly or indirectly by Parent);

          WHEREAS, the Board of Directors of the Company (the "BOARD") and the Special Committee have determined that it is in the best interests of the Company to approve Purchaser's proposed acquisition and have voted (i) to recommend that the stockholders and Warrantholders of the Company accept the Offer (as defined below) and tender their Shares and Warrants pursuant to the Offer and (ii) to approve and deem advisable the merger (the "MERGER") of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") following consummation of the Offer;

          WHEREAS, it is proposed that Purchaser will make a cash tender offer (the "OFFER") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, to acquire (i) all the issued and outstanding Shares (other than the Purchaser Shares) for $2.90 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "PER

SHARE AMOUNT") and (ii) all issued and outstanding Warrants for $0.40 per Warrant (such amount, or any greater amount per Warrant paid pursuant to the Offer, being hereinafter referred to as the "PER WARRANT AMOUNT"), in each case, net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding Share not owned by Purchaser will be converted into the right to receive the Per Share Amount and each Warrant not owned by Purchaser will be converted into the right to exercise such Warrant in exchange for the Per Share Amount, upon the terms and subject to the conditions provided herein; and

          WHEREAS, the Special Committee has received the opinion of Beacon Group Capital Services, L.L.C. ("Beacon") that the consideration to be received by the holders of Shares (other than Parent and its subsidiaries) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

  SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence, and Parent shall cause Purchaser to commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares and/or Warrants tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount and/or the Per Warrant Amount and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, without the prior written consent of the Special Committee, Purchaser will not (i) decrease the Per Share Amount or the Per Warrant Amount, (ii) reduce the maximum number of Shares or Warrants to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer, (iv) add to, modify or supplement the conditions to the Offer set forth in Annex A hereto, (v) extend the expiration date of the Offer beyond the twentieth business day following commencement thereof; PROVIDED, HOWEVER, Purchaser may extend the expiration date of the Offer, (A) if the conditions to the Offer set forth in Annex A have not been satisfied and (B) to the extent necessary to respond to comments on the Offer Documents (as defined below) from the United States Securities and Exchange Commission (the "SEC") or (vi) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares or Warrants. The Per Share Amount and the Per Warrant Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares and Warrants validly tendered and not properly withdrawn.

          (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC (i) a Tender Offer Statement on Schedule 14D-1, including all exhibits thereto (together with all amendments and supplements thereto, the "SCHEDULE 14D-1"), with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3, including all exhibits thereto (together with all amendments and supplements thereto, the "SCHEDULE 13E-3"), with respect to the Offer and the other transactions contemplated hereby (the "TRANSACTIONS"). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and the related letter of transmittal (the Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase, the related letter of transmittal and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Parent, Purchaser and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall become false or misleading, and Parent and Purchaser shall take all steps necessary to cause the Schedule 14D-1 and the
Schedule 13E-3, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of Shares and Warrants, in each case as and to the extent required by applicable law. The Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser shall provide the Company, the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and its counsel shall provide the Company, the Special Committee and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and tele-phone conferences, relating to the Offer Documents, the Transactions or this Agreement. In the event that Parent or the Purchaser receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to respond promptly to such comments and take all other actions necessary to resolve the issues raised therein.

          (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares and/or Warrants that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

  SECTION 1.02. COMPANY ACTION. (a) As soon as reasonably practicable after the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including all exhibits thereto (together with all amendments and supplements thereto, the "SCHEDULE 14D-9"), containing the recommendations of the Special Committee and the Board described in Section 3.04(b), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 under the Exchange Act, and any other applicable law. The Company, Parent and Purchaser shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall become false or misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares and Warrants, in each case as and to the extent required by applicable law. Parent, Purchaser and their respective counsel shall be given the opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide Parent, Purchaser and their respective counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company and its counsel shall provide Parent, Purchaser and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Schedule 14D-9, the Transactions or this Agreement.

  (b) In connection with the Transactions, the Company shall promptly furnish, or cause to be furnished, Parent and Purchaser with mailing labels containing the names and addresses of the record holders of Shares and Warrants as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, Warrantholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares and Warrants, and shall furnish to

Purchaser such information and assistance (including updated lists of stockholders, Warrantholders, security position listings and computer files) as Parent and Purchaser may reasonably request in communicating the Offer to the Company's stockholders and Warrantholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

                                   ARTICLE II

                                   THE MERGER

  SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

  SECTION 2.02. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

  SECTION 2.03. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "EFFECTIVE TIME").

  SECTION 2.04. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

  SECTION 2.05. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

  (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

  SECTION 2.06. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  SECTION 2.07. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.07(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "SHARE CONSIDERATION") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

  (b) Each Share and each Warrant owned by Purchaser immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

  (c) Each Warrant issued and outstanding immediately prior to the Effective Time (other than any Warrants to be cancelled pursuant to Section 2.07(b)) shall remain outstanding and shall be converted automatically into the right to exercise each such Warrant at an exercise price of $2.50 in exchange for an amount equal to the Per Share Amount in Cash (the "WARRANT CONSIDERATION") payable without interest, to the holder of such Warrant, upon exercise, in the manner provided by the terms of such Warrant; and

  (d) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

  SECTION 2.08. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Share Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Share Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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  SECTION 2.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the
Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "PAYING AGENT") for the holders of Shares and Warrants in connection with the Merger to receive the funds to which holders of Shares and Warrants shall become entitled pursuant to Section 2.07(a) and Section 2.07(b), respectively. When and as needed, Parent shall make available to the Paying Agent sufficient funds to make the payments pursuant to
Section 2.07 hereof to holders (other than Parent or any of its affiliates) of Shares and Warrants that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "EXCHANGE FUND"), and to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Share Consideration pursuant to Section 2.07(a) a form of letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES"), shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Share Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Share Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Share Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

                                       8


  (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Share Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Share Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

  SECTION 2.10. WITHHOLDING RIGHTS. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Warrants such amounts that the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that, except as set forth in the Company SEC Reports (as defined herein) or the dis-

                                       9


closure schedule dated the date hereof and attached hereto (the "DISCLOSURE SCHEDULE"), it being understood that disclosure on the Disclosure Schedule shall be deemed disclosure respecting all sections of the Agreement:

  SECTION 3.01. ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries has all necessary licenses, permits, authorizations, and governmental approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such licenses, permits, authorizations and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT," as used in this Agreement, means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole.

  SECTION 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent and Purchaser a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of the Company. Such Certificate of Incorporation and By-laws are in full force and effect. None of the Company and its Subsidiaries is in violation of any provision of its Certificate of Incorporation or By-laws.

  SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 255,000,000 Shares, 5,000 shares of Class B Common Stock, par value
 .001 per share ("CLASS B STOCK") and 2,500,000 shares of preferred stock, par value $.01 per share ("PREFERRED STOCK"). As of July 9,1999, (i) 185,266,429 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 89,902 Shares were held in the treasury of the Company,
(iii) 2,000,000 Shares were authorized for future issuance (with respect to which options to acquire Shares were issued and outstanding) pursuant to employee stock options or stock incentive rights granted pursuant to the Company's stock op-

                                       10


tion plans, (iv) 3,949,099 Shares were reserved for issuance upon the exercise of Warrants, (v) 3,833,333 Shares were reserved for issuance upon the conversion of the Company's 8% Convertible Debentures Due 2015, (vi) no shares of Class B Common Stock were issued and outstanding; and (vii) no shares of Preferred Stock were issued and outstanding. Except as set forth in Section 3.03 of the Disclosure Schedule or as otherwise contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of capital stock of the Company and any Subsidiary subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

  SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a)The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the then outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  (b) The Company hereby represents that (i)the Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held on July 9, 1999, determined that this Agreement and the Transactions are fair to and in the best interests of the stockholders of the Company (other than the Parent and its affiliates), and (iii)the Board of Directors of the Company, at a meeting thereof duly called and held on July 9, 1999, (A) determined that

                                       11


this Agreement and the Transactions are fair to and in the best interests of the stockholders of the Company, (B) determined that it is advisable for the Company to enter into, and, if and to the extent required by applicable law, for the stockholders of the Company to approve and adopt, this Agreement and the Transactions, (C) approved and adopted this Agreement and the Transactions, including the Offer and the Merger, (D) recommended that the stockholders of the Company tender their Shares pursuant to the Offer and, if and to the extent required by applicable law, approve and adopt this Agreement and the Merger and
(E) recommended that the Warrantholders of the Company tender their Warrants pursuant to the Offer.

  SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i)conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary,
(ii)assuming that all consents, approvals, authorizations, and other actions described in subsection (b) have been obtained or made, to the knowledge of the Company conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (iii) except as set forth on Section 3.05 of the Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound, except for any thereof that would not have a Company Material Adverse Effect. The restrictions on business combinations contained in Section 203(a) of Delaware Law will not apply to Parent, Purchaser or their respective affiliates as a result of this Agreement or the Transactions.

  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS"), and filing and recordation of appropriate merger documents as required by Delaware Law.

                                       12


  SECTION 3.06. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since October 31, 1996, and has heretofore made available to Parent and Purchaser, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended October 31, 1996, 1997 and 1998, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 31, 1996, and (iii)all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q) filed by the Company with the SEC since October 31, 1996 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "SEC REPORTS"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) to the knowledge of the Company, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) were filed in a timely manner or were deemed filed in a timely manner pursuant to Rule 12(b)-25 Under the Exchange Act. No Subsidiary of the Company was or is required to file any form, report or other document with the SEC.

  (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i)was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that did not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect.

  (c) The Company has no liabilities or obligations of any nature, except:(i) as and to the extent set forth on the balance sheet of the Company as at April 30, 1999, including the notes thereto (the "1999 BALANCE SHEET"), (ii) as would not, individually or in the aggregate, have a Company Material Adverse Effect or
(iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since April 30, 1999 and which would not have a Company Material Adverse Effect.

                                       13


  (d) Since April 30, 1999, there has not been any Company Material Adverse Effect, except for changes that affect the economy in general or the industry in which the Company operates.

  SECTION 3.07. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. The information supplied by the Company for inclusion in the Schedule 14D-9 and the Offer Documents shall not, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders and/or Warrantholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion in the proxy statement or information statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as defined in Section 6.01) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9, Proxy Statement and the Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein.

  SECTION 3.08. BROKERS. No broker, finder or investment banker (other than Beacon) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Beacon pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                       14


  SECTION 3.09. OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Beacon dated July 9, 1999, that, as of the date of such opinion, the Per Share Amount to be received by the stockholders of the Company pursuant to this Agreement are fair to such stockholders of the Company (other than Parent and its affiliates) from a financial point of view and such opinion has not been withdrawn. A copy of such opinion has been delivered to Parent and Purchaser.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

  SECTION 4.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing under the laws of the jurisdiction of its organization and Purchaser is in good standing in the State of Delaware.

  SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

  SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws (or equivalent organizational documents) of either Parent or Purchaser, or (ii) assuming that all consents, approvals, authorizations, and other actions described in subsection (b) have been made, conflict with or violate any law, rule, regulation, order, judg-

                                       15


ment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected.

  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

  SECTION 4.04. FINANCING. Each of Parent and Purchaser has available to it sufficient funds to acquire all the outstanding Shares and Warrants in the Offer and/or the Merger and to pay the related fees and expenses.

  SECTION 4.05. OFFER DOCUMENTS; PROXY STATEMENT. The information supplied by Parent and Purchaser for inclusion in the Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent and Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders and Warrantholders of the Company, at the time of the Stockholders' Meeting (as defined below) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                                       16


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

  SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent and Purchaser, the Company will and will cause its Subsidiaries to (a)operate its business in the usual and ordinary course consistent with past practices;
(b)use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any Subsidiary has significant business relations; and (c)use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

  SECTION 6.01. STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall in accordance with Delaware Law and its Certificate of Incorporation and By-laws, take all necessary action to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "STOCKHOLDERS' MEETING"). At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. In the event a Stockholders' Meeting is called, the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of the Merger Agreement and to secure the vote or consent of stockholders required by Delaware Law to approve and adopt the Merger Agreement, unless otherwise required by the applicable fiduciary duties of the directors of the Company or of the Company's directors constituting the Special Committee, as determined by such directors in good faith, and after consultation with independent legal counsel (which may include the Company's regularly engaged legal counsel).

                                       17


  SECTION 6.02. PROXY STATEMENT. If required by applicable law, as soon as practicable following consummation of the Offer, Parent, Purchaser and the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent and Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent and Purchaser promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent, Purchaser and their respective counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent, Purchaser and their respective counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

  SECTION 6.03. PUBLIC ANNOUNCEMENTS. Parent, Purchaser and the Company shall obtain the prior consent of each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without such prior consent, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

  SECTION 6.04. REDEMPTION OF SUBORDINATED CONVERTIBLE DEBENTURES. The
Company shall use its reasonable best efforts to cause the redemption of the Company's 8% Subordinated Convertible Debentures prior to the Effective Time or as soon as reasonably practicable thereafter.

  SECTION 6.05. FURTHER ACTION. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use all reasonable efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable laws to consummate and make effective the Transactions, including the Merger.

                                       18


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

  SECTION 7.01. CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

  (a) STOCKHOLDER APPROVAL. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation and By-laws of the Company; and

  (b) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company, if such termination is also approved by the Special Committee;

  (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other ac-

                                       19


tion restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

  (c) by Parent, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares or Warrants for payment thereunder, or (C) failed to pay for the Shares and Warrants validly tendered pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares or Warrants shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of any Shares or Warrants validly tendered pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner that is, in the reasonable judgment of Parent, materially adverse to Parent or Purchaser, its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction or shall have recommended another merger, consolidation or business combination involving, or acquisition of, the Company or its assets or another tender offer for Shares or Warrants, or shall have resolved to do any of the foregoing.

  SECTION 8.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Sections 9.01 and 9.11; PROVIDED, HOWEVER that nothing contained herein shall relieve any party from liability for wilful breach of this Agreement.

  SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval and adoption of this Agreement and the Transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, imposes conditions to the Merger other than set forth in Article VII or would otherwise amend or change the terms and conditions of the Merger in a manner materially adverse to the holders of Shares, other than Parent and its affiliates; and PROVIDED FURTHER that such

                                       20


amendment is also approved by the Special Committee. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein; PROVIDED, HOWEVER, that, if the Company seeks to make such extension or waiver as provided in (i), (ii) or (iii) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

  SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles II and this Article IX shall survive the Effective Time indefinitely.

  SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          (a) if to Parent or Purchaser:

              C/O Vivendi North America Corporation
              800 3rd Avenue
              17th Floor
              New York, NY 10022
              Attention: General Counsel

                                       21


              Telecopier: (212) 753-9301

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, NY  10022
              Attention:  Martha E. McGarry, Esq.
              Telecopier: (212) 735-2000

          (b) if to the Company:

              Aqua Alliance Inc.
              30 Harvard Mill Square
              Wakefield, Ma. 01880
              Attention: General Counsel
              Telecopier: (212) 702-2711

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, NY 10022
              Attention: Martha E. McGarry, Esq.
              Telecopier: (212) 735-2000

  SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York;

                                       22


          (c) "ENCUMBRANCE" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

          (d) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (e) "SUBSIDIARY" or "SUBSIDIARIES" means any corporation, partnership, joint venture or other legal entity of which the Company or any Subsidiary of the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

  SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

  SECTION 9.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

  SECTION 9.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person

                                       23


any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

  SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  SECTION 9.08. GOVERNING LAW. Except to the extent that Delaware Law applies to these Transactions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

  SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 9.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  SECTION 9.11. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by Parent.

                                       24


          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    AQUA ALLIANCE INC.
                                    By: /s/ Thierry Mallet
                                        -----------------------------------
                                    Name:   Thierry Mallet
                                    Title:  President and CEO


                                    VIVENDI
                                    By: /s/ Daniel Caille
                                        -----------------------------------
                                    Name:   Daniel Caille
                                    Title:  Directeur


                                    AQUA ACQUISITION CORPORATION
                                    By: /s/ Michel Avenas
                                        -----------------------------------
                                    Name:   Michel Avenas
                                    Title:  President

                                       25


Annex A
-------

     Notwithstanding any other term or provision of the Offer, Purchaser shall not be required to, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares and Warrants promptly after termination or withdrawal of the Offer), accept for payment, purchase or pay for any validly tendered Shares and Warrants and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for any Shares and Warrants, if (i) the Minimum Condition (as defined in the Offer to Purchase) is not satisfied or (ii) at any time on or after July 16, 1999, and prior to the acceptance for payment of any Shares or Warrants, any of the following shall occur or exist (or shall have been determined by the Company to have occurred or existed) that, in Purchaser's judgment in any such case and regardless of the circumstances giving rise thereto (including an action or omission to act by Purchaser), makes it inadvisable or impracticable to proceed with the Offer or with such acceptance for payment or payment:

     (a) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, the Merger, Parent or Purchaser or any of their subsidiaries, by any governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the Purchaser's sole judgment, would directly or indirectly:
(i) make the acceptance for payment of, or payment for, some or all of the Shares or Warrants illegal or otherwise restrict or prohibit consummation of the Offer or the Merger, or (ii) delay or restrict the ability of the Purchaser, or render the Purchaser unable, to accept for payment or pay for some or all of the Shares or Warrants pursuant to the Offer or to consummate the Merger; or

     (b) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to, or which could, make illegal, delay or otherwise directly or indirectly restrain or prohibit or make materially more costly (i) the making of the Offer,
(ii) the acceptance for payment of, or payment for, some of or all Shares or Warrants pursuant to the Offer, (iii) the purchase of Shares or Warrants pursuant to the Offer, (iv) consummation of the Merger, (v) seeking to obtain damages in connection with the Offer or the Merger, or (vi) seeking to restrain or prohibit the consummation of the Offer, the Merger or the transactions contem-

                                       26

plated thereby or which otherwise directly or indirectly relates to the Offer or the Merger; or

     (c) a preliminary or permanent injunction or other order by any Federal or state court which prevents (i) the acceptance for payment of, or payment for, some of or all the Shares or Warrants pursuant to the Offer or (ii) consummation of the Merger shall have been issued and shall remain in effect; or

     (d) the Special Committee (i) shall have withdrawn or modified in a manner that is, in the reasonable judgment of Purchaser, materially adverse to Purchaser or Parent (including by way of any amendment to the Schedule 13E-3) its recommendation of the Offer or (ii) shall have resolved to do any of the foregoing; or

     (e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which is or may be material to the Company and its subsidiaries taken as a whole; or

     (f) there shall have occurred: (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States;
(ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which might affect, the extension of credit by banks or other lending institutions in the United States; or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (g) all consents and approvals required to be obtained from any Federal or state governmental agency, authority or instrumentality in connection with the Offer shall not have been obtained or Purchaser shall have been advised that any such consent or approval will be denied or substantially delayed, or will not be given other than upon terms or conditions which would, in the opinion of the Purchaser, make it impracticable to proceed with the Offer or the Merger; or

     (h) Parent, Purchaser and the Company (with the approval of the Special Committee) shall have agreed that the Purchaser shall terminate the Offer or postpone for payment of or the payment for Shares or Warrants thereunder.

                                       27


     The foregoing conditions are for Purchaser's sole benefit and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser) or may be waived by Purchaser in whole or in part. Purchaser's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Purchaser waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by Purchaser concerning the events described above and any related judgment or decision by Purchaser regarding the inadvisability of proceeding with the purchase of or payment for any Shares or Warrants tendered will be final and binding on all parties.

                                       28


                               TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----

ARTICLE I

THE OFFER                                                                         2
     SECTION 1.01. THE OFFER.                                                     2
     SECTION 1.02. COMPANY ACTION                                                 4

ARTICLE II

THE MERGER                                                                        5
     SECTION 2.01. THE MERGER                                                     5
     SECTION 2.02. CLOSING                                                        5
     SECTION 2.03. EFFECTIVE TIME                                                 5
     SECTION 2.04. EFFECT OF THE MERGER                                           6
     SECTION 2.05. CERTIFICATE OF INCORPORATION; BY-LAWS                          6
     SECTION 2.06. DIRECTORS AND OFFICERS                                         6
     SECTION 2.07. CONVERSION OF SECURITIES                                       6
     SECTION 2.08. DISSENTING SHARES                                              7
     SECTION 2.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS                      8
     SECTION 2.10. WITHHOLDING RIGHTS                                             9

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                    10
     SECTION 3.01. ORGANIZATION AND QUALIFICATION                                10
     SECTION 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS                      10
     SECTION 3.03. CAPITALIZATION                                                10
     SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT                          11
     SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS                    12
     SECTION 3.06. SEC FILINGS; FINANCIAL STATEMENTS                             13
     SECTION 3.07. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT              14
     SECTION 3.08. BROKERS                                                       15
     SECTION 3.09. OPINION OF FINANCIAL ADVISOR                                  15


                                      xxx


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER                           15
     SECTION 4.01. CORPORATE ORGANIZATION                                        15
     SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT                          15
     SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS                    16
     SECTION 4.04. FINANCING                                                     16
     SECTION 4.05. OFFER DOCUMENTS; PROXY STATEMENT                              16

ARTICLE V

COVENANTS OF THE COMPANY                                                         17
     SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY                          17

ARTICLE VI

ADDITIONAL AGREEMENTS                                                            17
     SECTION 6.01. STOCKHOLDERS' MEETING                                         17
     SECTION 6.02. PROXY STATEMENT                                               18
     SECTION 6.03. PUBLIC ANNOUNCEMENTS                                          18
     SECTION 6.04.  REDEMPTION OF SUBORDINATED CONVERTIBLE DEBENTURES            19
     SECTION 6.05. FURTHER ACTION                                                19

ARTICLE VII

CONDITIONS TO THE MERGER                                                         19
     SECTION 7.01. CONDITIONS TO THE MERGER                                      19

ARTICLE VIII

     TERMINATION, AMENDMENT AND WAIVER                                           20
     SECTION 8.01. TERMINATION                                                   20
     SECTION 8.02. EFFECT OF TERMINATION                                         21
     SECTION 8.03. AMENDMENT                                                     21
     SECTION 8.04. WAIVER                                                        21


                                      xxxi


ARTICLE IX

GENERAL PROVISIONS                                                               21
     SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS    21
     SECTION 9.02. NOTICES                                                       22
     SECTION 9.03. CERTAIN DEFINITIONS                                           23
     SECTION 9.04. SEVERABILITY                                                  24
     SECTION 9.05. ENTIRE AGREEMENT; ASSIGNMENT                                  24
     SECTION 9.06. PARTIES IN INTEREST                                           25
     SECTION 9.07. SPECIFIC PERFORMANCE                                          25
     SECTION 9.08. GOVERNING LAW                                                 25
     SECTION 9.09. HEADINGS                                                      25
     SECTION 9.10. COUNTERPARTS                                                  25
     SECTION 9.11. FEES AND EXPENSES                                             25

ANNEX A   A-I
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